Exhibit 10.14

                            ASSET PURCHASE AGREEMENT

      Agreement entered into on March 4, 2005, by and between Clarion Sensing Systems Acquisition Corp. , a New Jersey corporation (the "Buyer"), and Clarion Sensing Systems, Inc., an Indiana corporation (the "Target"). The Buyer and the Target are referred to collectively herein as the "Parties."

      This Agreement contemplates a transaction in which the Buyer will purchase all of the assets (and assume certain of the liabilities) of the Target.

      Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

      1. Definitions.

      "Acquired Assets" means all right, title, and interest in and to all of the assets of the Target, including without limitation, those assets set forth on Schedule 1 or otherwise wherever located, whether known or unknown, and whether or not on the books and records of the Target, including without limitation all of its (a) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (b) tangible personal property (such as computers and peripherals, equipment, purchased parts, furniture and automobiles), (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables, (g) securities, (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (k) Cash; provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Target as a corporation or (ii) any of the rights of the Target under this Agreement (or under any side agreement between the Target on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).


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

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      "Assumed Liabilities" means only those Liabilities of the Target set forth on Exhibit A attached hereto.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "Buyer" has the meaning set forth in the preface above.

      "Buyer Disclosure Schedule" has the meaning set forth in ss.4 below.

      "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

      "Closing" has the meaning set forth in ss.2(d) below.

      "Closing Date" has the meaning set forth in ss.2(d) below.

      "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code ss.4980B.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Disclosure Schedule" has the meaning set forth in ss.3 below.

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

      "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means each entity which is treated as a single employer with Seller for purposes of Code ss.414.

      "Fiduciary" has the meaning set forth in ERISA ss.3(21).

      "Financial Statement" has the meaning set forth in ss.3(g) below.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

      "Knowledge" means with respect to a person or entity actual knowledge after reasonable investigation.

      "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

      "Most Recent Financial Statements" has the meaning set forth in ss.3(g) below.


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

      "Most Recent Fiscal Month End" has the meaning set forth in ss.3(g) below.

      "Most Recent Fiscal Year End" has the meaning set forth in ss.3(g) below.

      "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Parent" means Electronic Control Security International, Inc., a New Jersey corporation.

      "Parent Shares" means any shares of common stock $.001 par value per share of the Parent.

      "Party" has the meaning set forth in the preface above.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "Prohibited Transaction" has the meaning set forth in ERISA ss.406 and Code ss.4975.

      "Purchase Price" has the meaning set forth in ss.2(c) below.

      "Reportable Event" has the meaning set forth in ERISA ss.4043.

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Side Agreements" means the agreements referred to in Exhibit B.

      "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "Target" has the meaning set forth in the preface above.

      "Target Share" means any share of the Common Stock of the Target.


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

      "Target Stockholder" means any person who or which holds any Target
Shares.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      2. Basic Transaction.

      (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Target, and the Target agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this ss.2.

      (b) Assumption of Liabilities. (i) On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Target not included within the definition of Assumed Liabilities.

            (ii)  Certain of the Assumed Liabilities as follows:

            Mark Harmless $267,423
            Jon Payne - $81,846.49
            Barry Pachciarz - $80,668.01
            Bob Plummer - $5,841.49
            William Eby - $3,049.28
            Scott Cronk - $131.25
            (collectively "Contingent Liabilities")

            shall be payable, if at all, only in the event the Buyer achieves
            (i) sales in excess of $3,000,000 ("$3,000,000 in Sales") and/or
            (ii) net earnings before taxes in excess of $600,000 ("$600,000 in Net Earnings") in one of its fiscal years beginning within three (3) years of the date hereof all determined in accordance with GAAP. In the event $3,000,000 in Sales are achieved but $600,000 in Net Earnings are not achieved, then 10% of Buyer's net earnings before taxes earned during such fiscal year shall be utilized to pay the Contingent Liabilities which amount shall be allocated among the Contingent Liabilities pro rata until paid in full. In the event $600,000 in Net Earnings are achieved (whether or not

            $3,000,000 in Sales are achieved), then (y) all net earnings before taxes in excess of $600,000 earned during such fiscal year plus (z) 10% of Buyer's net earnings before taxes earned during such fiscal year, shall be utilized to pay the Contingent Liabilities which amount shall be allocated among the Contingent Liabilities pro rata until paid in full. If the Contingent Liabilities are not paid in full and $3,000,000 in Sales or $600,000 in Net Earnings occurs in one or more subsequent fiscal years, then net earnings before taxes with respect to such fiscal years shall be utilized to pay the Contingent Liabilities in the manner set forth in the preceding two sentences until such time, if ever, the Contingent Liabilities are paid in full. Any amounts paid hereunder shall be paid in cash or shares of Parent Stock (valued as of the closing ask price on the date of issuance) as the recipient shall direct.

            (iii) Parent hereby guarantees the performance of Buyer of its obligations under this Section2(b).

      (c) Purchase Consideration. In addition to the assumption of the Assumed Liabilities, the consideration for the Purchase of the Acquired Assets shall consist of 394,682 shares of Parent Shares which shares shall be issued and delivered to the escrow agent named in that certain escrow agreement of even date herewith, which Parent Shares shall be held and disposed of in accordance with said escrow agreement.

      (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Lasser Hochman, L.L.C. in Roseland, New Jersey, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no earlier than November 15, 2004.

      (e) Deliveries at the Closing. At the Closing, (i) the Target will deliver to the Buyer the various certificates, instruments, and documents referred to in ss.6(a) below; (ii) the Buyer will deliver to the Target the various certificates, instruments, and documents referred to in ss.6(b) below; (iii) the Target will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including real property and Intellectual Property transfer documents) in the form attached hereto as Exhibit 2(e)-1 and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Target (A) an assumption in the form attached hereto as Exhibit 2(e)-2 and (B) such other instruments of assumption as the Target and its counsel reasonably may request; and (v) the Buyer will deliver to the Target the consideration specified in ss.2(c) above.

      (f) Allocation. The Parties agree to allocate the Purchase Consideration (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit 2 (f).


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

      (g) Post Closing Covenant. The Parties intend that the transaction contemplated hereby will be treated for income tax purposes as a taxable purchase of assets and not a tax-free reorganization. The Seller shall take no action or fail to take an action contrary to this intention, including but not limited to (i) distributing any property it receives in connection with the transaction pursuant to a plan of reorganization or (ii) taking the position for tax or other purposes to the effect that the transaction is a tax-free reorganization.

      3. Representations and Warranties of the Target. The Target represents and warrants to the Buyer and Parent that the statements contained in this ss.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.3. Any information contained on the Disclosure Schedule shall be adequate to disclose an exception to any representation or warranty made herein even if such information contained on the Disclosure Schedule does not specifically correspond to a lettered or numbered paragraph contained in this Agreement.

      (a) Organization of the Target. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

      (b) Authorization of Transaction. The Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Target and the Target Stockholders have or will have by the Closing Date duly authorized the execution, delivery, and performance of this Agreement by the Target. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in ss.2 above).

      (d) Brokers' Fees. The Target has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

      (e) Title to Assets. The Target has good title to, or a valid leasehold or license interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing, the Target has good title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer. Schedule 1 contains a list of each item of tangible and intangible property included in the Most Recent Balance Sheet carrying a value of more than $500.

      (f) Subsidiaries. The Target has no and has never had any Subsidiaries.

      (g) Financial Statements. Attached hereto as Exhibit 3(g) are the following financial statements (collectively the "Financial Statements"): (i) Statements of Assets, Liabilities and Equity for the year ending December 31, 2003; and (ii) Statements of Assets, Liabilities, and Equity (the "Most Recent Financial Statements") as of and for the month ended, October 31, 2004 (the "Most Recent Fiscal Month End") for the Target. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of the Target as of such dates and the results of operations of the Target for such periods, subject to customary year end adjustments, are correct and complete, and are consistent with the books and records of the Target (which books and records are correct and complete).

      (h) Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Monthly End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Target. Without limiting the generality of the foregoing, since that date:

            (i) the Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

            (ii) the Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $1,000 or outside the Ordinary Course of Business;

            (iii) no party (including the Target) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Target is a party or by which is bound;

            (iv) the Target has not imposed any Security Interest upon any of its assets, tangible or intangible;

            (v) the Target has not made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the Ordinary Course of Business;

            (vi) the Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $5,000 or outside the Ordinary Course of Business;

            (vii) the Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

            (viii) the Target has not delayed or postponed the payment of accounts payable and other Liabilities;

            (ix) the Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $1,000 or outside the Ordinary Course of Business;

            (x) the Target has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

            (xi) there has been no change made or authorized in the charter or bylaws of the Target;

            (xii) the Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

            (xiii) the Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

            (xiv) the Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

            (xv) the Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xvi) the Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

            (xvii) the Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xviii) the Target has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

            (xix) the Target has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xx) the Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

            (xxi) the Target has not paid any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Target has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing;

            (xxii) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Target; and

            (xxiii) the Target has not committed to any of the foregoing.

      (i) Undisclosed Liabilities. The Target has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

      (j) Legal Compliance. Each of the Target and its predecessors has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

      (k) Tax Matters.

            (i) The Target has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Target (whether or not shown on any Tax Return) have been paid. The Target currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Target that arose in connection with any failure (or alleged failure) to pay any Tax.

            (ii) The Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (iii) The Target does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Target either (A) claimed or raised by any authority in writing or (B) based upon personal contact with any agent of such authority. ss.3(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Target for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Target has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Target since December, 1996.

            (iv) The Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (v) The Target is not a party to any Tax allocation or sharing agreement. The Target (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Target) or (B) has any Liability for the Taxes of any Person (other than any of the Target and its Subsidiaries) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (vi) S Corp. The Target has been an S Corporation since its inception within the meaning of Section 1361(a) of the Code. The Target has no unpaid balance of federal or state income Taxes resulting from (i) any built-in gains under Section 1374 of the Code, (ii) any excess net passive income under Section 1375 of the Code or (iii) any adjustments under Section 481(a) of the Code. Neither the Target nor any Target Stockholder has taken, or failed to take, any action, or is aware of any circumstances, that would cause the Target not to be classified as an S Corporation within the meaning of Section 1361(a) of the Code.

      (l) Real Property.

            (i) The Target does not own and has never owned any real property.

            (ii) ss.3(l)(ii) of the Disclosure Schedule lists and identifies briefly all of the leases pursuant to which real property is leased or subleased to the Target. The Target has delivered to the Buyer correct and complete copies of the leases and subleases listed in ss.3(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in ss.3(l)(ii) of the Disclosure Schedule:

                  (A) to the Knowledge of the Target, the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                  (B) to the Knowledge of the Target, the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above);

                  (C) to the Knowledge the Target, no party to the lease or
            sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (D) to the Knowledge of Target, no party to the lease or
            sublease has repudiated any provision thereof;

                  (E) to the Knowledge of Target, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                  (F) to the Knowledge of the Target, with respect to each
            sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

                  (G) the Target has not assigned, transferred, conveyed,
            mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                  (H) to the Knowledge of Target, all facilities leased or
            subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                  (I) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

      (m) Intellectual Property.

            (i) The Target owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of the Target as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Target immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Target has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

            (ii) The Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. None of the Target or the Target Stockholders has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Target must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Target.

            (iii) ss.3(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to the Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Target has made with respect to any of its Intellection Property, and identifies each license, agreement, or other permission which the Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Target has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each of such item. ss. 3(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Target in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in ss.3(m)(iii) of the Disclosure Schedule:

                        (A) the Target and its Subsidiaries possess all right,
            title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                        (B) the item is not subject to any outstanding
            injunction, judgment, order, decree, ruling, or charge;

                        (C) no action, suit, proceeding, hearing, investigation,
            charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                        (D) the Target has never agreed to indemnify any Person
            for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            (iv) ss.3(m)(iv) of the Disclosure Schedule identifies each item of material Intellectual Property that any third party owns and that the Target uses pursuant to license, sublicense, agreement, or permission. With respect to each item of Intellectual Property required to be identified in ss.3(m)(iv) of the Disclosure Schedule:

                  (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                  (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above);

                  (C) no party to the license, sublicense, agreement, or
            permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (D) no party to the license, sublicense, agreement, or
            permission has repudiated any provision thereof;

                  (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                  (F) the underlying item of Intellectual Property is not
            subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (G) no action, suit, proceeding, hearing, investigation,
            charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                  (H) the Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

            (v) To the Knowledge of the Target, the Target will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

            (vi) None of the Target Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolute any product or process of the Target.

      (n) Tangible Assets. To the Knowledge of the Target, the Target owns or leases all machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted other than motor vehicles used by its employees for business purposes. To the Knowledge of the Target, each such tangible asset having a value of more than $500 is in good operating condition and repair (subject to normal wear and tear). Except as set forth herein, the Target makes no representations and warranties of any kind with respect to such tangible assets, including, but not limited to, implied warranties of merchantability and fitness for a particular purpose.

      (o) Inventory. The inventory of the Target consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the fact of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target.

      (p) Contracts. ss.3(p) of the Disclosure Schedule lists the following contracts and other agreements to which the Target is a party:

            (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $1,000 per annum;

            (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to the Target or involve consideration in excess of $1,000;

            (iii) any agreement concerning a partnership or joint venture;

            (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $1,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

            (v) any agreement concerning confidentiality or noncompetition;

            (vi) any agreement involving any of the Target Stockholders and their Affiliates (other than the Target);

            (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

            (viii) any collective bargaining agreement;

            (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

            (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target; or

            (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $1,000.

The Target has delivered to the Buyer a correct and complete copy of each written agreement listed in ss.3(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in ss.3(p) of the Disclosure Schedule. With respect to each such agreement: (A) to Target's Knowledge the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) to Target's Knowledge the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above); (C) to the Target's Knowledge, no party (other than Target) is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (D) the Target is not in breach or default and no event has occurred which with notice or lapse of time or both would constitute a breach or default by Target; and (E) no party has repudiated any provision of the agreement.

      (q) Notes and Accounts Receivable. All notes and accounts receivable of the Target are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target.

      (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Target.

      (s) Insurance. ss.3(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time:

            (i) the name, address, and telephone number of the agent;

            (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (iii) the policy number and the period of coverage;

            (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

            (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is to the Knowledge of Target legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) the policy to the Knowledge of Target will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above);
(C) neither the Target nor to Target's Knowledge any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) to Target's Knowledge no party to the policy has repudiated any provision thereof. ss.3(s) of the Disclosure Schedule describes any self-insurance arrangements affecting the Target.

      (t) Litigation. ss.3(t) of the Disclosure Schedule sets forth each instance in which the Target (i) is party to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Target, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

      (u) Product Warranty. East product manufactured, sold, leased, or delivered by the Target has been in conformity with all applicable contractual commitments and all expenses and implied warranties, and the Target has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Target giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date, in accordance with the past custom and practice of the Target. No product manufactured, sold, leased, or delivered by the Target is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. ss.3(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Target (containing applicable guaranty, warranty, and indemnity provisions).

      (v) Product Liability. The Target has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Target giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Target.

      (w) Employees. To the Knowledge of the Target, no executive, key employee, or group of employees has any plans to terminate employment with the Target. The Target is not a party to or bound by any collective bargaining agreement. The Target has not committed any unfair labor practice.

      (x) Employee Benefits.

            (i) ss.3(x) of the Disclosure Schedule lists each Employee Benefit Plan that the Target maintains or to which the Target contributes or has any obligation to contribute.

                  (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                  (B) The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of the Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  (D) Each such Employee Benefit Plan meets the requirements of a "qualified plan" under Code ss.401(a).

                  (E) The Target has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions.

            (ii) With respect to each Employee Benefit Plan that the Target and any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                  (A) No such Employee Benefit Plan has been completely or
            partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Benefit Plan has been instituted or, to the Knowledge of the Target threatened.

                  (B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Target threatened. The Target has no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                  (C) The Target has not incurred and has no reason to expect that it will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA ss.4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

            (iii) The Target does not contribute to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA ss.4201) under any Multiemployer Plan.

            (iv) The Target does not maintain or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code ss.4980B).

      (y) Guaranties. The Target is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

      (z) Environmental, Health, and Safety Matters.

            (i) To the Knowledge of Target, the Target has complied in all material respects and is in compliance with all Environmental, Health, and Safety Requirements.

            (ii) Without limiting the generality of the foregoing, the Target has obtained and complied with, and is in compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

            (iii) The Target has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

            (iv) The Target has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

            (v) To the Knowledge of the Target neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

            (vi) The Target, has not, either expressly or by operation of law, assumed or undertaken any material liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

            (vii) To the Knowledge of Target, no facts, events or conditions relating to the past or present facilities, properties or operations of the Target will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

      (a)(a) Certain Business Relationships With the Target. None of the Target Stockholders and their Affiliates has been involved in any business arrangement or relationship with the Target within the past 12 months, and none of the Target Stockholders and their Affiliates owns any material asset, tangible or intangible, which is used in the business of the Target.

      (a)(b) Disclosure. The representations and warranties contained in this ss.3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ss.3 not misleading.

      (a)(c) Investment. The Target (i) understands that the Parent Stock have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Parent Stock solely for its own account for investment purposes, and not with a view to the distribution thereof (except to the Target Stockholders), (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Parent Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Parent Stock, and (vi) is an Accredited Investor for the reasons set forth in ss.3(ac) of the Disclosure Schedule. The Target is fully aware that because the issuance of the Parent Stock has not been registered such stock must be held indefinitely unless its resale or other disposition is subsequently registered or qualified under an exemption from such registration. The Buyer realizes that the Parent is under no obligation to register such stock or make an exemption from registration available.

      4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Target (and to the Target Stockholders for purposes of the Agreement with Target Stockholders) that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in the Buyer Disclosure Schedule. The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.4. Any information contained on the Buyer Disclosure Schedule shall be adequate to disclose an exception to any representation or warranty made herein even if such information contained on the Buyer Disclosure Schedule does not specifically correspond to a lettered or numbered paragraph contained in this Agreement.

      (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

      (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in ss.2 above).

      (d) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Target could become liable or obligated.

      (e) Buyers Shares. The authorized capital stock of Buyer consists of two thousand five hundred (2,500) shares of common stock, of which one hundred (100) are issued and outstanding. All of the issued and outstanding shares of Buyer stock duly authorized, validly issued, fully paid, non-assessable. Except as set forth in filings for Buyer with the United States Securities and Exchange Commission, there are no outstanding or authorized options, warrants, rights, calls, convertible securities, rights to subscribe, conversion rights or other commitments to which Buyer is a party or which bind Buyer providing for the issuance or transfer by Buyer of additional shares of its common stock, and Buyer has not reserved any shares of its common stock for issuance and there are no outstanding stock option rights, phantom equity or similar rights, contracts or arrangements. The shares to be issued at Closing will be when issued, duly authorized, validly issued, fully paid, non-assessable and free from pre-emptive rights.

      5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

      (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.6 below).

      (b) Notices and Consents. The Target will give any notices to third parties, and the Target will use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in ss.3(c) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(c) and ss.4(c) above.

      (c) Operation of Business. The Target will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Target will not
(i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Target has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in ss.3(h) above.

      (d) Preservation of Business. The Target will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

      (e) Full Access. The Target will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Target.

      (f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in ss.3 and ss.4 above. No disclosure by any Party pursuant to this ss.5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      (g) Exclusivity. The Target will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Target will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      6. Conditions to Obligation to Close.

      (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in ss.3 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) the Target shall have procured all of the third party consents specified in ss.5(b) above;

            (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
      (C) affect adversely the right of the Buyer to own the Acquired Assets and to operate the former businesses of the Target, (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (v) the Target shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in ss.6(a)(i)-(iv) is satisfied in all respects;

            (vi) the relevant parties shall have entered into Side Agreements listed on Exhibit B;

            (vii) the Buyer shall have received from counsel to the Target an opinion containing the substantive provision as set forth in Exhibit 6(a)(vii) attached hereto, addressed to the Buyer, and dated as of the Closing Date; and

            (viii) all actions to be taken by the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this ss.6(a) if it executes a writing so stating at or prior to the Closing.

      (b) Conditions to Obligation of the Target. The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in ss.4 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (iv) the Buyer shall have delivered to the Target a certificate to the effect that each of the conditions specified above in ss.6(b)(i)-(iii) is satisfied in all respects;

            (v) the relevant parties shall have entered into Side Agreements listed in Exhibit B;

            (vi) the Target shall have received from counsel to the Buyer an opinion containing the substantive provision as set forth in Exhibit 6(b)(vi) attached hereto, addressed to the Target, and dated as of the Closing Date; and

            (vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Target.

The Target may waive any condition specified in this ss.6(b) if it executes a writing so stating at or prior to the Closing.

      7. Termination.

      (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

            (i) the Buyer and the Target may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) the Buyer may terminate this Agreement by giving written notice to the Target on or before the 30th day following the date of this Agreement if the Buyer is not satisfied with the results of its continuing business, legal, and accounting due diligence regarding the Target;

            (iii) the Buyer may terminate this Agreement by giving written notice to the Target at any time prior to the Closing (A) in the event the Target has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Target of the breach, and the breach has continued without cure for a period of 5 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 15, 2004, by reason of the failure of any condition precedent under ss.6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

            (iv) the Target may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Target has notified the Buyer of the breach, and the breach has continued without cure for a period of 5 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 15, 2004, by reason of the failure of any condition precedent under ss.6(b) hereof (unless the failure results primarily from the Target itself breaching any representation, warranty, or covenant contained in this Agreement).

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.7(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      8. Miscellaneous.

      (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided in the Agreement with Target Stockholders.

      (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party.

      (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

       If to the Target:
       Clarion Sensing System, Inc.
       3901 West 30th Street
       Indianapolis, IN 46222
       Attention: H. Martin Harmless
       Phone No. 317-295-1433
       Fax No. 317 - 295-1436

       Copy to:

       Jay W. Boyd, Esq.
       Barnes & Thornburg
       11 South Meridian Street
       Indianapolis, Indiana 46204-3535
       Phone No.317-231-7773
       Fax No.  317-231-7433

       If to the Buyer:

       ECSI Subsidiary
       790 Bloomfield Avenue
       Building C - Suite 1
       Clifton, NJ 07012
       Attention: Mr. Arthur Birch
       Phone No. 973-574-8555
       Fax No. 973-574-8562

       Copy to:

       Lasser Hochman, L.L.C.
       75 Eisenhower Parkway

       Roseland, New Jersey 07068
       Attention: David Silver, Esq.
       Phone No. 973-226-2700
       Fax No. 973-226-0844

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

      (j) Arbitration. Any dispute arising under this Agreement shall be submitted to binding arbitration in Cincinnati, Ohio. The arbitration shall be conducted under the auspices of the American Arbitration Association or another body selected by the parties. The parties shall use commercially reasonable efforts to agree on a single arbitrator. If they are unable to do so within 15 days after notice of commencement of the arbitration is given, then any party to the dispute may request the American Arbitration Association to supply a list of five prospective arbitrators. The parties shall alternately strike one name from the list, beginning with the party who commenced the arbitration, until only one name remains, and the last person remaining on the list shall be the arbitrator. By mutual agreement, the parties may reject an entire list and request another. Judgment on an award of the arbitrator may be entered by any court of competent jurisdiction. The arbitrators shall have the authority to grant equitable relief. The prevailing party in any arbitration shall be entitled to recover, in addition to any other relief awarded by the arbitrator, its reasonable costs and expenses, including attorneys' fees, of preparing for and participating in the arbitration. If each party prevails on specific issues in the arbitration, the arbitrator may allocate the costs incurred by all parties on a basis he deems appropriate.

      (k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Target. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (m) Expenses. The Target Stockholders will bear the costs and expenses (including legal fees and expenses) of the Target and the Target Stockholders incurred in connection with this Agreement and the transactions contemplated hereby. The Buyer will bear the costs and expenses (including legal fees and expenses) of Buyer incurred in connection with this Agreement and the transaction contemplated hereby.

      (n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

      (o) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (p) Bulk Transfer Laws. The Buyer acknowledges that the Target will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                       CLARION SENSING SYSTEMS ACQUISITION CORP.

                                       By:
                                          --------------------------------------
                                                Arthur Barchenko, President


                                       CLARION SENSING SYSTEMS, INC.

                                       By:
                                          --------------------------------------
                                              H. Martin Harmless II, President

Agreed to with respect to Sections 2(b) and 2(c) only.
Electronic Control Security , Inc.


By:
   --------------------------------------
         Arthur Barchenko, President